Exhibit 99.1

THOR Industries Reports Record Fiscal 2021 Results as Net Sales Top $12.3 Billion with Earnings Per Share of $11.85

Fourth Quarter Net Sales Up 54.6% and Earnings Per Share up 92.5%

- Net sales for the fourth quarter were $3.59 billion, an increase of 54.6% as compared to the fourth quarter of the prior fiscal year.

- Consolidated gross profit margin for the fourth quarter was 16.6%, a 170 basis-point improvement over the comparable prior-year period.

- Earnings per share for the fourth quarter were $4.12 per diluted share, an increase of 92.5% as compared to $2.14 per diluted share in the same period of the prior year.

- As planned, THOR fully repaid the Asset-based Credit Facility ("ABL") borrowings incurred during the second quarter of fiscal 2021 in connection with the Tiffin Group acquisition.

- Consolidated RV backlog as of July 31, 2021 was $16.86 billion, an increase of over 190% as compared to RV backlog as of July 31, 2020.

ELKHART, Ind., Sept. 28, 2021 /PRNewswire/ -- THOR Industries, Inc. (NYSE: THO) today announced record results for the fourth fiscal quarter and fiscal year ended July 31, 2021.

"We are pleased to report that in a year of unprecedented challenges, THOR posted record net sales and net income for the fourth fiscal quarter and the full fiscal year, making it the most profitable year in THOR's history. For the fiscal year, we sold over 300,000 units, eclipsed $12 billion in net sales and generated net income attributable to THOR of $11.85 per diluted share, which far exceeds the former record for diluted earnings per share of $8.14 set in fiscal year 2018. These outstanding results are a testament to our team's ability to successfully accelerate production over the course of the fiscal year to meet surging market demand while continuing to maintain quality, navigating continuing supply chain challenges, managing labor constraints and ensuring the safety of our workforce," said Bob Martin, President and CEO of THOR Industries.

"Demand for our RV products remains very robust, continuing to exceed production output. This sustained level of strong demand has led to a continuation of historically low dealer inventory levels and resulted in a new record-high backlog value of $16.86 billion as of July 31, 2021," said Martin.

Fourth-Quarter Financial Results

Net sales were $3.59 billion in the fourth quarter of fiscal 2021, compared to $2.32 billion in the fourth quarter of fiscal 2020. This year's fourth quarter net sales include $1.73 billion for the North American Towable RV segment, $823.1 million for the North American Motorized RV segment and $969.9 million for the European RV segment. Consolidated gross profit margin increased 170 basis points to 16.6% for the fourth quarter of fiscal 2021, compared to 14.9% in the corresponding period a year ago. The increase in the consolidated gross profit percentage was primarily due to the increase in sales and a reduction in sales discounts compared to the prior-year period.

Net income attributable to THOR Industries and diluted earnings per share for the fourth quarter of fiscal 2021 were $230.3 million and $4.12, respectively, compared to $119.2 million and $2.14, respectively, in the prior-year period.

Fiscal Year 2021 Financial Results

Net sales for fiscal year 2021 were $12.32 billion compared to $8.17 billion for fiscal year 2020. The increase in consolidated net sales is due to both the increase in consumer demand and the negative impact of the onset of the COVID-19 pandemic in the prior year, which resulted in six to eight weeks of production shutdowns at most of our facilities. The addition of the Tiffin Group, acquired on December 18, 2020, accounted for $421.4 million of the $4.15 billion increase in net sales, or 5.2% of the 50.8% increase.

Net income attributable to THOR in fiscal year 2021 was $659.9 million, or $11.85 per diluted share, compared to net income attributable to THOR of $223.0 million, or $4.02 per diluted share, in fiscal year 2020.

The Company's annual effective income tax rate for fiscal 2021 was 21.8% compared with 18.9% for fiscal 2020. The primary reason for the increase relates to the jurisdictional mix of foreign and domestic pretax income between the comparable periods. Based on existing tax regulations, the Company estimates its overall effective income tax rate for fiscal 2022 will be between 22% and 24% before consideration of any discrete tax items. The actual effective income tax rate will be dependent upon tax regulations and the Company's mix of foreign and domestic pretax earnings.

Net cash provided by operating activities for fiscal 2021 was $526.5 million compared to $540.9 million in fiscal 2020. Net cash provided by operating activities for fiscal 2021 was impacted by higher working capital levels, primarily increased inventory levels for production needs to meet the increased consumer demand.

Segment Results

North American Towable RVs

	Three Months Ended July 31,		% Change	Fiscal Years Ended July 31,		% Change
($ in thousands)	2021	2020		2021	2020
Net Sales	$1,730,601	$1,182,296	46.4	$6,221,928	$4,140,482	50.3
Gross Profit	$308,928	$196,420	57.3	$1,020,908	$619,892	64.7
Gross Profit Margin %	17.9	16.6		16.4	15.0
Income Before Income Taxes	$202,212	$129,198	56.5	$658,964	$336,207	96.0

North American Towable RV backlog was $9.28 billion at July 31, 2021, as compared to $2.76 billion as of July 31, 2020.

North American Motorized RVs

	Three Months Ended July 31,		% Change	Fiscal Years Ended July 31,		% Change
($ in thousands)	2021	2020		2021	2020
Net Sales	$823,148	$366,492	124.6	$2,669,391	$1,390,098	92.0
Gross Profit	$106,247	$44,348	139.6	$345,755	$149,995	130.5
Gross Profit Margin %	12.9	12.1		13.0	10.8
Income Before Income Taxes	$62,289	$24,337	155.9	$202,057	$71,943	180.9

The addition of the Tiffin Group, acquired on December 18, 2020, accounted for $373.0 million of the $1.28 billion increase in net sales, or 26.8% of the 92.0% increase for fiscal 2021.

North American Motorized RV backlog was $4.01 billion at July 31, 2021, compared to $1.45 billion as of July 31, 2020.

European RVs

	Three Months Ended July 31,		% Change	Fiscal Years Ended July 31,		% Change
($ in thousands)	2021	2020		2021	2020
Net Sales	$969,888	$739,926	31.1	$3,200,079	$2,485,391	28.8
Gross Profit	$153,678	$97,756	57.2	$440,855	$304,388	44.8
Gross Profit Margin %	15.8	13.2		13.8	12.2
Income Before Income Taxes	$67,873	$28,426	138.8	$116,576	$9,850	1,083.5

European RV backlog was $3.56 billion as of July 31, 2021, compared to $1.53 billion as of July 31, 2020.

Management Commentary

"Our fiscal 2021 financial performance reflects the strong demand for RV products and demonstrates our ability to manage through a challenging operating environment. Our team did an exceptional job of proactively managing ongoing supply chain constraints, logistical bottlenecks and labor shortages throughout the year to meet this strong market demand and drive strong year-over-year margin improvement and record annual income before income taxes across each of our business segments," said Colleen Zuhl, THOR Industries' Senior Vice President and Chief Financial Officer.

"Despite higher working capital levels, which are primarily due to increases in inventory and accounts receivable, our strong operating results generated cash flow from operations of $526.5 million in fiscal 2021. As planned, in the fiscal fourth quarter, we fully repaid the ABL borrowings incurred during the second quarter of fiscal 2021 in connection with the Tiffin Group acquisition. As of July 31, 2021, we had cash and cash equivalents totaling $445.9 million and approximately $720 million available for borrowing under the then-existing $750 million ABL.

"Subsequent to fiscal 2021 and effective September 1, 2021, THOR acquired AirX Intermediate, Inc. ("Airxcel"), a leading supplier of OEM and aftermarket RV parts and accessories, for $750 million, funded through a combination of available cash and $625 million from THOR's expanded ABL facility. Concurrent with the Airxcel acquisition, we increased our ABL agreement to $1 billion which provides us with excellent liquidity and significant financial flexibility moving forward.

"Looking ahead, our cash utilization priorities remain consistent with our stated capital allocation priorities, namely, investing in our businesses, reducing our debt obligations, paying and, over time, growing our dividends,funding strategic opportunities, repurchasing shares on a strategic and opportunistic basis and paying special dividends as determined by our Board of Directors," concluded Zuhl.

Outlook for Fiscal Year 2022

"THOR is carrying great momentum into fiscal year 2022, supported by a number of positive factors. Interest from new RV buyers and order activity continues to be robust across each of our business segments. We have record backlogs supported by North American dealer inventory levels that are 9% lower than the already historically low levels from a year ago and 44% lower than they were two years ago. Dealers remain confident in the long-term outlook for the RV industry and continue to invest in growing their businesses as the industry sees continued buying interest from both the first-time and repeat RV buyers," said Martin.

"Also, within the last several months, we have had two businesses, the Tiffin Group and Airxcel, join the THOR team, and we expect them to contribute meaningfully to our operating results in fiscal 2022 and going forward. Airxcel, which is an additional investment in the supplier space, complements our existing Postle Aluminum subsidiary and is intended to preserve and grow the RV supply chain for the betterment of THOR and the RV industry alike.

"Entering our 2022 fiscal year, we continue to operate in an uncertain time. The rise, fall and rise again of reported COVID-19 cases around the world, supply chain shortages which change almost weekly and a very tight labor market across the country, especially in northern Indiana where most of our production facilities are located, all demand that we continue to focus on managing through these challenges to produce and deliver the innovative and high-quality RVs for which we are known. Our team has performed exceedingly well through these challenges, and we remain confident in their ability to continue to do so.

"While we expect these factors will continue to present challenges in fiscal 2022, our positive long-term outlook for the RV industry and THOR Industries remains unchanged. We believe the recent RVIA most-likely estimate of approximately 577,200 unit wholesale shipments in calendar 2021 and its forecast of a 4.0% increase in calendar 2022 wholesale shipments over calendar 2021 shipments are reasonable," concluded Martin.

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the dependence on a small group of suppliers for certain components used in production; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JULY 31, 2021 AND 2020
($000's except share and per share data)

	Three Months Ended July 31, (Unaudited)				Fiscal Years Ended July 31,
	2021	% Net Sales (1)	2020	% Net Sales (1)	2021	% Net Sales (1)	2020	% Net Sales (1)

Net sales	$3,592,968		$2,324,280		$12,317,380		$8,167,933

Gross profit	$595,964	16.6%	$347,357	14.9%	$1,894,973	15.4%	$1,118,207	13.7%

Selling, general and administrative expenses	250,130	7.0%	155,151	6.7%	869,916	7.1%	634,119	7.8%

Amortization of intangible assets	30,073	0.8%	24,589	1.1%	117,183	1.0%	97,234	1.2%

Impairment charges	—	—%	—	—%	—	—%	10,057	0.1%

Interest expense, net	18,959	0.5%	24,875	1.1%	93,545	0.8%	104,206	1.3%

Other income, net	4,822	0.1%	5,428	0.2%	30,252	0.2%	305	—%

Income before income taxes	301,624	8.4%	148,170	6.4%	844,581	6.9%	272,896	3.3%

Income taxes	70,302	2.0%	28,441	1.2%	183,711	1.5%	51,512	0.6%

Net income	231,322	6.4%	119,729	5.2%	660,870	5.4%	221,384	2.7%

Less: net income (loss) attributable to non-controlling interests	1,042	—%	561	—%	998	—%	(1,590)	—%

Net income attributable to THOR Industries, Inc.	$230,280	6.4%	$119,168	5.1%	$659,872	5.4%	$222,974	2.7%

Earnings per common share
Basic	$4.16		$2.16		$11.93		$4.04
Diluted	$4.12		$2.14		$11.85		$4.02

Weighted-avg. common shares outstanding – basic	55,366,241		55,198,756		55,333,959		55,172,694
Weighted-avg. common shares outstanding – diluted	55,903,339		55,576,318		55,687,253		55,397,376

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000's)

	July 31, 2021	July 31, 2020		July 31, 2021	July 31, 2020
Cash and equivalents	$448,706	$541,363	Current liabilities	$1,794,785	$1,515,281
Accounts receivable, net	949,932	814,227	Long-term debt	1,594,821	1,652,831
Inventories, net	1,369,384	716,305	Other long-term liabilities	316,376	257,779
Prepaid income taxes, expenses and other	35,501	30,382	Stockholders' equity	2,948,106	2,345,569
Total current assets	2,803,523	2,102,277
Property, plant & equipment, net	1,185,131	1,107,649
Goodwill	1,563,255	1,476,541
Amortizable intangible assets, net	937,171	914,724
Deferred income taxes and other, net	165,008	170,269
Total	$6,654,088	$5,771,460		$6,654,088	$5,771,460

Contact
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912